Exhibit 4.2

ACTION BY WRITTEN CONSENT

BY A MAJORITY OF THE SHAREHOLDERS

OF GRN HOLDING CORPORATION

A Nevada Corporation

The undersigned, constituting 55.63% and a majority of the shareholders eligible to vote of GRN Holding Corporation, a Nevada Corporation (the “Corporation”), hereby adopt the following recitals and resolutions by their written consent thereto, effective as of August 22, 2020, hereby waiving all notice of, and the holding of, a meeting of the shareholders to act upon such matters and resolutions, pursuant to §78:320, et seq. Nevada Revised Statutes, and Section 2.10 of the Company’s By Laws.

RECITALS

WHEREAS, the Corporation’s Board of Directors held a special meeting on August 22, 2020 and executed a resolution approving amending the Company’s Articles of Incorporation to:

Amend Section 5.1 of the Articles of Incorporation as follows:

Authorized Capital Stock. The aggregate number of shares which this Corporation shall have authority to issue is ~~two hundred sixty million (260,000,000)~~ seven hundred and sixty million (760,000,000) shares, consisting of (a) ~~two~~ seven hundred fifty million (~~2~~750,000,000) shares of Common Stock, par value $0.001 per share (the “Common Stock”) and (b) ten million (10,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided.

WHEREAS, the Board of Directors called for a Special Meeting of the Shareholders eligible to vote to consider the proposals;

WHEREAS, as of the date of this Special Meeting, the total number of authorized shares are 250,000,000, of which, 249,777,311 are issued and outstanding, and the undersigned stockholder beneficially owns 139 million shares equal to 55.63% of the issued and outstanding shares of the Company;

WHEREAS, pursuant to 78 NRS § 320, provides: “A majority of the voting power, which includes the voting power that is present in person or by proxy, regardless of whether the proxy has authority to vote on all matters, constitutes a quorum for the transaction of business; and, unless otherwise provided in the Articles of Incorporation or the bylaws, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power.”

WHEREAS, the undersigned constitutes 55.63% and a majority of the Company’s shares eligible to vote on the question of the name change, and also constitutes a legal quorum under Nevada law for the transaction of business;

WHEREAS, the undersigned have considered and discussed the benefits of amending the Company’s Articles of Incorporation to increase the number of its authorized shares of common stock as noted above;

THEREFORE, BY WRITTEN CONSENT, the undersigned, being a majority of the shareholders eligible to vote of the Company, approve and authorize the Company to amend Section 5.1 of the Company’s Articles of Incorporation to increase its total number of authorized shares from 260,000,000, with 250,000,000 being Common Shares and 10,000,000 being Preferred Shares, to a total of 760,000,000 shares, 750,000,000 being Common Shares, par value $0.001 and 10,000,000 being Preferred Shares, par value $0.001 per share.

RESOLVED FURTHER, that the appropriate Officers of the Company be, and they hereby are, authorized and empowered to execute such documents, take such steps and perform such acts as, in their judgment, may be necessary or convenient in carrying out the foregoing consents consistent with the Company’s By Laws, including placing this Written Consent in the appropriate Books and Records of the Company, and that any such documents executed or acts taken by them shall be conclusive evidence of authority in so doing.

IN WITNESS WHEREOF, the undersigned have executed this Written Consent of the Majority of the Shareholders as of the date first written above.

THE UNDERSIGNED BEING A MAJORITY OF THE SHAREHOLDERS ELIGIBLE TO VOTE OF DISCOVERY GOLD CORPORATION:

By: /s/ Justin Costello

JUSTIN COSTELLO

Beneficial owner of 139,000,000 common shares, comprising 55.63% of the shares eligible to vote.